Exhibit 99.1

Media Contact:

Al Black - ablack@qorvis.com

703.744.7833

COMSTOCK HOMEBUILDING COMPANIES, INC. REPORTS RECORD NET
INCOME FOR FIRST QUARTER OF 2005

EPS guidance for 2005 increased based on continued strong demand for new homes in the Greater Washington, DC region

Reston, Virginia (May 3, 2005) – Comstock Homebuilding Companies, Inc. (Nasdaq: CHCI) (“Comstock or the “Company”) today announced earnings for its first quarter ended March 31, 2005 and provided quarter-by-quarter guidance for the year.  The Company noted the continued strength of demand for new homes in its core market, the Greater Washington, DC region, as an explanation of why first quarter EPS exceeded analyst expectations by $0.10 per share, and the Company raised guidance to $2.85 to $2.94 for the full year.

The Company will conduct a conference call for interested investors on Tuesday, May 3, 2005, at 5:00 PM Eastern Standard Time.  During the call the Company will discuss the financial results and earnings guidance detailed in this release.   The dial-in number for the conference call is 866-761-0749 and the access code is 13645429; the call may also be accessed on the Internet at www.comstockhomebuilding.com in the Investor Relations section.

Highlights of Financial Results:

•                  The Company generated basic earnings per share of $0.33 on a weighted average shares outstanding of 11.6 million and diluted earnings per share of $0.32 on a weighted average shares outstanding of 11.8 million;

•                  Total revenue for the first quarter was $28.7 million with $28.5 million of total revenue derived from homebuilding, as compared to total revenue of $17.9 million for the three months ended March 31, 2004 with $15.1 million of total revenue derived from homebuilding;

•                  The Company delivered 78 new homes in the first quarter at an average per unit revenue of $365,000 as compared to 46 new homes at an average per unit revenue of $329,050 during the three months ended March 31, 2004;

•                  Gross profit was $11.1 million for the first quarter and operating income was $6.1 million representing a 38.7% gross margin and a 21.1% operating margin as compared to 30.3% and 17.4% respective gross and operating margins for the three months ended March 31, 2004;

•                  The contract value of new orders (net of cancellations) for the first quarter was $103.3 million on 246 new orders representing a 119.2%increase in the contract value of the new orders and an 86.4%increase in new orders as compared to the three months ended March 31, 2004;

•                  Backlog at March 31, 2005 was 615 units representing future revenue of $248.2 million of which $105.3 million is expected to deliver before December 31, 2005. Of the $248.2 million of backlog, $138.6 million was related to the Company’s Eclipse at Potomac Yard project where settlements will begin in the second half of 2006.

Guidance for the Quarters and Full Year 2005:

During the Company’s investor conference call, expectations for 2005 quarterly and full year results will be discussed in detail for the first time by the Company.

•                  The Company expects that total revenue for the year ending December 31, 2005 will be between $265 million - $275 million with estimated earnings of $2.85 - $2.94 per share (diluted) based on an estimated weighted average shares outstanding of 11.9 million;

•                  The Company is increasing full year 2005 guidance and is, for the first time, introducing detailed quarterly guidance as follows:

Diluted earnings per share estimates

	Current Range
Q1	$0.32		$0.32
Q2	$0.22	to	$0.25	estimated
Q3	$0.92	to	$0.95	estimated
Q4	$1.39	to	$1.42	estimated
2005	$2.85	to	$2.94	estimated

Previous	$2.15	to	$2.20

•                  Based on current backlog and land inventory, the Company estimates that it will generate total revenue in 2006 of between $400 million and $425 million.

•                  Like many of its peers, the Company has experienced delays in obtaining permits on certain projects as a result of the adoption of a new building code throughout the country, causing a shift of revenue from the second quarter into the third and fourth quarters of 2005.  Management noted that no additional delays are anticipated as a result of these building code changes.

“Comstock is executing the growth plan we detailed in our IPO road show last December,” said Christopher Clemente, Chairman and Chief Executive Officer. “This growth is in keeping with the strategic 5 year plan we commenced in 2003 that projects annual revenues reaching $500 million.  During the first quarter we continued working to secure some of the best opportunities in our markets (Washington, DC and Raleigh, NC) and we put a significant amount of our new capital to work by closing on over $100 million of new developments throughout the Northern Virginia suburbs.  As demonstrated by our growing backlog, demand for our homes remains strong. We see this demand continuing throughout the year. Our most recent project opening, Penderbrook, in Fairfax, Virginia, experienced overwhelming demand in April. Comstock continues to benefit from the tremendous job growth in its core market, the Greater Washington, DC area.”

About Comstock Homebuilding Companies, Inc.

Comstock is a production homebuilder that develops, builds, and markets single-family homes, townhouses, and condominiums. The Company currently operates in the Washington, D.C. and Raleigh, North Carolina markets where it targets a diverse range of buyers, including first-time, early move-up, secondary move-up, empty nester move-down and active adult home buyers. For more information on Comstock, please visit http://www.comstockhomebuilding.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “may,” “will,” “expects,” “projects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “should,” “seeks,” and similar expressions, including statements related to Comstock’s expected future financial results and anticipated growth in the Washington, D.C. housing market, are forward-looking statements.  Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements.  These risks and uncertainties include, but are not limited to, economic, market and competitive conditions affecting Comstock and its operations and products, risks and uncertainties relating to the market for real estate generally and in the areas where Comstock has projects, the availability and price of land suitable for development, materials prices, labor costs, interest rates, Comstock’s ability to service its significant debt obligations, fluctuations in operating results, anticipated growth strategies, continuing relationships with affiliates, environmental factors, government regulations, the impact of adverse weather conditions or natural disasters and acts of war or terrorism.  Additional information concerning these and other important risks and uncertainties can be found under the heading “Risk Factors” in the prospectus from Comstock’s initial public offering, as filed with the Securities and Exchange Commission on December 15, 2004.  Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Financial Results

COMSTOCK HOMEBUILDING COMPANIES, INC.

(Amounts in thousands, excpet share data)

	Three months ended March 31,
	2004	2005
	(unaudited)
Revenues
Sale of real estate—Homes	$15,136	$28,465
Other revenue	2,745	264
Total revenue	17,881	28,729

Expenses
Cost of sales of real estate	10,313	17,591
Cost of sales of other	2,148	11
Selling, general and administrative	2,310	5,052

Operating income	3,110	6,075
Other (income) expense, net	184	(36)

Income before minority interest and equity in earnings of real estate partnerships	2,926	6,111
Minority interest	848	1

Income before equity in earnings of real estate partnerships	2,078	6,110
Equity in earnings of real estate partnerships	28	30

Total pre tax income	2,106	6,140
Income Taxes		2,331

Net Income	$2,106	$3,809

Basic earnings per share	592	0.33
Basic weighted average shares outstanding	3,558	11,620,667

Dilutive earnings per share	592	0.32
Dilutive weighted average shares outstanding	3,558	11,768,817

Proforma basic EPS as adjusted for tax and the Company’s initial public offering	0.11	n/a
Proforma dilutive EPS as adjusted for tax and the Company’s initial public offering	0.11	n/a

Select Balance Sheet Data

(Amounts in thousands)

	March 31, 2004	March 31, 2005
	(unaudited)

Cash and cash equivalents	$18,699	$47,957
Real estate held for development & sale	73,586	211,303
Inventory not owned - variable interest entities	—	33,547
Total assets	97,906	299,281
Notes payable - homebuilding	63,005	152,016
Shareholders’ equity	7,831	66,570